                                                                  EXHIBIT 12.01




                                 GENERAL SEMICONDUCTOR, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                      Nine Months
                                                      Fiscal Years Ended                                 Ended
                          -------------------------------------------------------------------  ----------------------------
                           December 31,  December 31, December 31, December 31,  December 31,   September 30, September 30,
                               1998         1997         1996          1995         1994           1999           1998
                              ------       ------       ------        ------       ------         ------         ------


Income before income
  taxes and restructuring     39,414(1)    54,321(2)    67,171         88,043      40,008         20,758          32,272

Add total fixed charges
   deducted from earnings     21,826       15,453       11,363         10,194      14,183         18,192          16,413
                              ------       ------       ------         ------      ------         ------          ------
Earnings available for
   payment of fixed charges   61,240       69,774       78,534         98,237      54,191         38,950          48,685
                              ------       ------       ------         ------      ------         ------          ------

Fixed charges:

Portion of minimum lease
   rental deemed to be
   interest                    1,800        1,100          967            733       1,051          1,316           1,200

Interest expense              20,026       14,353       10,396          9,461      13,132         16,876          15,213
                              ------       ------       ------         ------      ------         ------          ------
    Total fixed charges       21,826       15,453       11,363         10,194      14,183         18,192          16,413
                              ------       ------       ------         ------      ------         ------          ------
                              ------       ------       ------         ------      ------         ------          ------

Ratio of earnings to
   fixed charges                 2.8          4.5          6.9            9.6         3.8            2.1             3.0


(1) Includes pretax restructuring charges of $12,324.

(2) Includes pretax charges of $33,800 incurred in connection with the spin-off.